EXHIBIT 1A

                             DISTRIBUTION AGREEMENT

     AGREEMENT made this 4th day or March, 1983, by and between The Prudential Insurance Company of America, a New Jersey corporation ("Company"); on its own behalf and on behalf of The Prudential Individual Variable Contract Account and The Prudential Qualified Individual Variable Contract Account ("Accounts"), and Pruco Securities Corporation, a New Jersey corporation ("Distributor").

                                   WITNESSETH:

     WHEREAS, the Company has established and maintains the Accounts, separate investment accounts, pursuant to the laws of New Jersey for the purpose of selling variable annuity contracts ("Contracts"), to commence after the effectiveness or the respective Registration Statement for each Account filed with the Securities and Exchange Commission on Form S-6 pursuant to the Securities Act of 1933, as amended (the "1933 Act"); and

     WHEREAS, each Account is registered as a unit investment trust under the Investment Company Act or 1940 (the "1940 Act"); and

     WHEREAS, Distributor is registered as a broker-dealer under the Securities Exchange Act or 1934 (the "Securities Exchange Act") and is a member of the National Association or Securities Dealers, Inc. ("NASD"); and

     WHEREAS, the Company and the Distributor wish to enter into an agreement to have the Distributor act as the Company's principal underwriter for the sale of the Contracts through the Accounts;

     NOW, THEREFORE, the parties agree as follows:




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     1. Appointment of the Distributor
        ------------------------------
     The Company agrees that during the term of this agreement it will take all action which is required to cause the Contracts to comply with all applicable federal securities and state insurance laws and regulations. The Company appoints the Distributor and the Distributor agrees to act as the principal underwriter for the sale of Contracts to the public, during the term of this Agreement, in each state and other jurisdiction in which such Contracts may lawfully be sold. Distributor shall offer the Contracts for sale and distribution pursuant to terms set by the Company. Applications for the Contracts shall be solicited only by representatives duly and appropriately licensed and otherwise qualified for the sale of such Contracts in each state or other jurisdiction as representatives of Distributor or a Broker as defined in paragraph 2 hereof and as agents of Company. Completed applications for Contracts shall be transmitted directly to the Company for acceptance or rejection in accordance with underwriting rules established by the Company. Initial payments under the Contracts shall be made by check payable to the Company and shall be transmitted promptly by Distributor or its representatives to the Company, as will any other payments received by Distributor or its representatives.

     2. Sales Agreements
        ----------------
     Distributor is hereby authorized to enter into separate written agreements, on such terms and conditions as Distributor may determine not inconsistent with this Agreement, with one or more organizations which agree to participate in the distribution of Contracts. Any such organization (hereafter "Broker") shall be both registered as a broker/dealer under the Securities Exchange Act and a member of NASD.




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Broker and its agents or representatives soliciting applications for Contracts shall be duly and appropriately licensed, registered or otherwise qualified for the sale of such Contracts under the insurance laws and any applicable blue-sky laws of each state or other jurisdiction in which the Company is licensed to sell the Contracts.

     Distributor shall have the responsibility for ensuring that Broker supervises its representatives. Any agreement as described in this Section shall provide that Broker shall assume any legal responsibilities of the Company for the acts, commissions or defalcations of such representatives insofar as they relate to the sale of the Contracts. Applications for Contracts solicited by such Broker through its agents or representatives shall be transmitted directly to the Company, and if received by Distributor, shall be forwarded to Company. All payments under the Contracts shall be made by check to Company and remitted promptly to Company.

     3. Life Insurance Agents
        ---------------------
     Company shall be responsible for insuring that Brokers are duly qualified, under the insurance laws of the applicable jurisdictions, to sell the Contracts.

     4. Suitability
        -----------
     Company wishes to ensure that Contracts sold by Distributor will be issued to purchasers for whom the Contract will be suitable. Distributor shall take reasonable steps to ensure that the various representatives appointed by it shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to




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                                       -4-

believe that the purchase of the Contract is suitable for such applicant. While not limited to the following, a determination of suitability shall be based on information furnished to a representative after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives and financial situation and needs.

     5. Promotion Materials
        -------------------
     Company shall have the responsibility for furnishing to Distributor and its representatives sales promotion materials and individual sales proposals related to the sale of the Contracts. Distributor shall not use any such materials that have not been approved by Company.

     6. Compensation
        ------------
     Company shall arrange for the payment of commission directly to those registered representatives of Distributor who are entitled thereto in connection with the sale of the Contracts on behalf of Distributor, in the amounts and on such terms and conditions as Company and Distributor shall determine; provided that such terms, conditions and commissions shall be as are set forth in or as are not inconsistent with the Prospectus included as part of the respective Registration Statement for of each Account and effective under the 1933 Act.

     Company shall arrange for the payments of commissions directly to those Brokers who sell Contracts under agreements entered into pursuant to paragraph
2. hereof, in amounts as may be agreed to among the parties and specified in such written agreements.




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                                       -5-


     Company shall reimburse Distributor for the costs and expenses incurred by Distributor in furnishing or obtaining the services, materials and supplies required by the terms of this Agreement in the initial sale efforts and the continuing obligations hereunder.

     7. Records
        -------
     Distributor shall have the responsibility for maintaining the records of representatives licensed, registered and otherwise qualified to sell the Contracts. Distributor shall maintain such other records as are required of it by applicable laws and regulations. The books, accounts and records of Company, the Accounts and Distributor shall be maintained so as to clearly and accurately disclose the nature and details of the transactions.

     8. Investigation and Proceeding
        ----------------------------
     (a) Distributor and Company agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts distributed under this Agreement. Distributor and Company further agree to cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to Company, Distributor, their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with Contracts distributed under this Agreement.

     (b) In the case of a substantive customer complaint, Distributor and Company will cooperate in investigating such complaint and any response to such complaint will be sent to the other party to this Agreement for approval not less than five business days prior to its being sent to the




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                                       -6-


customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or telegraph.

     9. Termination
        -----------
     This Agreement shall terminate automatically upon its assignment without the prior written consent of both parties. This Agreement may be terminated at any time by either party on 60 days' written notice to the other party, without the payment of any penalty. Upon termination of the this Agreement all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder, including commissions on payments subsequently received for Contracts in effect at the time of termination, and the agreements contained in paragraph 8. hereof.

     10. Regulation
         ----------
     This Agreement shall be subject to the provisions of the 1940 Act and the Securities Exchange Act and the rules, regulations, and rulings thereunder and of the applicable rules and regulations of the NASD, from time to time in effect, and the terms hereof shall be interpreted and construed in accordance therewith.

     11. Severability
         ------------
     If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.




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     12. App1icab1e Law
         --------------
     This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New Jersey.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


Attest:                                        THE PRUDENTIAL INSURANCE COMPANY
                                                 OF AMERICA

/s/                                            By /s/
------------------------------                    ------------------------------
Secretary                                             Senior Vice President


Attest:                                        PRUCO SECURITIES CORPORATION

/s/                                            By /s/
------------------------------                    ------------------------------
Secretary                                                   President








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